Exhibit 99.1

Watsco Sets New Records For Sales, Operating Profit and EPS

During Second Quarter

First $1 Billion Sales Quarter Reflecting Continued Share Gains

and Growth In International Markets

MIAMI, FLORIDA — (BUSINESS WIRE), July 25, 2012 — Watsco, Inc. (NYSE:WSO) today reported results for the second quarter and for the six months ended June 30, 2012.

Second Quarter Results

Revenues increased 15% to a record $1.0 billion, including $114 million of sales added by new locations. Same-store sales increased 2%, reflecting a 5% increase in air conditioning and heating (HVAC) equipment (63% of sales), a 4% decrease in other HVAC products (33% of sales) and a 16% increase in commercial refrigeration products (4% of sales).

Gross profit increased 12% to a record $238 million. Gross profit margin (on an overall and same-store basis) declined 50 basis-points to 23.6%, reflecting primarily a higher sales mix of HVAC equipment and growth in sales of commercial products, both of which generate lower gross margins than non-equipment products.

Operating income increased 14% to a record $86 million with operating margins of 8.5%. Same-store operating income increased 4% to $79 million with a 20 basis-point increase in operating margin to 8.8%. Selling, general and administrative (SG&A) expenses increased 11% to $153 million. SG&A excluding new locations decreased 4% for the quarter and was 14.8% as a percentage of sales.

Earnings per share increased 6% to a record $1.15 per diluted share on record net income of $39 million, compared to $1.09 per diluted share on net income of $36 million in 2011.

Albert Nahmad, Watsco’s President & CEO stated: “Watsco had a good quarter posting all-time records for sales and profits. Our commercial sales were up double digits, far outpacing the industry. The trend for sales of low efficiency residential equipment continued with market demand strongest in the Midwest and Northeast. Most importantly, we were able to build on market share gains from the first quarter.”

Mr. Nahmad added: “Our goal is to continue to improve our competitive posture and gain share with our expanded footprint and product offering. We are pleased with our expanded market coverage in Latin America and, recently, Canada. Our strong financial position enables us to continue to seek additional investments to further enhance our industry position.”

Second quarter results include locations added from joint venture transactions with Carrier Corporation in the Northeast United States, Mexico and Canada.

First Half 2012 Results

Revenues increased 16% to a record $1.6 billion, including $180 million of sales from new locations. Same-store sales increased 4%, reflecting a 7% increase in sales of HVAC equipment (62% of sales), a 3% decrease in other HVAC products (34% of sales) and a 19% increase in commercial refrigeration products (4% of sales).

Gross profit increased 12% to a record $389 million, and gross profit margin declined 100 basis-points to 23.6%. Same-store gross profit increased to $347 million and same-store gross profit margin decreased 90 basis-points to 23.7%.

Operating income was a record $106 million with operating margin of 6.4%. Same-store operating income increased 5% to $96 million with operating margins improving 10 basis-points to 6.6%. SG&A expenses increased 11% to $283 million and as a percentage of sales were 17.2%. SG&A excluding new locations decreased 2% to $250 million and as a percentage of sales were 17.1%.

Earnings per share (adjusted for acquisition-related expenses) increased 8% to $1.43 per diluted share ($1.41 on a GAAP basis). Net income increased 9% to a record $48 million.

Cash Flow and Dividends

For the six months ended June 30, 2012, Watsco used $60 million of operating cash flow in 2012 versus $42 million in 2011 primarily to fund increased working capital requirements for the summer selling season. At June 30, 2012, cash and cash equivalents were $35 million and long-term debt was $236 million, reflecting $82 million of borrowings used in the formation of a joint venture with Carrier in Canada. At June 30, 2012, the Company’s debt-to-total-capitalization is 16%.

On April 27, 2012, Watsco completed the refinancing of its credit facilities with a syndicate of banks. The new facility provides borrowings of up to $500 million subject to customary covenants and other conditions and matures in five years.

Dividends paid during 2012 increased 15% to $41 million. In January 2012, the Company raised its quarterly dividend rate 9% to 62 cents per share. Watsco has paid dividends for 38 consecutive years and 2012 will mark the eleventh year of paying increasing dividends.

Mr. Nahmad added, “Shareholders continue to participate in the Company’s success through increasing dividends. Since 2000, our cumulative operating cash flow has been approximately $850 million compared to net income of approximately $800 million, surpassing our stated goal of generating cash flow greater than net income.”

Option to Purchase Additional 10% Interest of Carrier Enterprise LLC

The Company exercised its option to purchase an additional 10% ownership interest in Carrier Enterprise LLC effective July 2, 2012 for cash consideration of approximately $52 million. This raises the Company’s ownership interest in Carrier Enterprise LLC to 70%.

Outlook for 2012

Watsco’s outlook for 2012 diluted earnings per share is revised to a range of $3.15 to $3.25 per diluted share, representing a prospective growth rate of 15% to 19% over 2011’s results.

Conference Call

Watsco is hosting a conference call at 10:00 a.m. (EDT) on July 25, 2012 to discuss its second quarter earnings results. The conference call will be web-cast by CCBN’s StreetEvents at http://www.watsco.com. A replay of the conference call will be available on the Company’s website. For those unable to connect to the webcast, you may listen via telephone. The dial-in number for callers in the United States is (866) 740-9405; the dial-in number for callers outside of the United States is (702) 696-4900.

Use of Non-GAAP Financial Information

In this release, the Company discloses non-GAAP measures of same-store sales and adjusted diluted earnings per share. Information referring to “same-store basis” excludes the effects of locations acquired or locations opened or closed during the immediately preceding 12 months unless they are within close geographical proximity to existing locations. A reconciliation of adjusted diluted earnings per share to diluted earnings per share appears in the pages that follow. The Company believes that this information provides greater comparability regarding its ongoing operating performance. These measures should not be considered an alternative to measurements required by accounting principles generally accepted in the United States (GAAP).

About Watsco, Inc.

Watsco improves indoor living and working environments with air conditioning and heating solutions that provide comfort regardless of the outdoor climate. Our solutions also promote healthier indoor spaces by removing pollutants from the indoor air that can lead to asthma, allergies and reductions in productivity. Furthermore, since heating and cooling accounts for approximately 56% of the energy consumed in a typical United States home, we offer consumers the greatest opportunity to save money on energy by replacing existing air conditioning and heating systems with more energy efficient and environmentally friendly solutions.

There are approximately 89 million central air conditioning and heating systems installed in the United States that have been in service for more than 10 years. Older systems often operate below today’s government mandated energy efficiency and environmental standards. Watsco has an opportunity to accelerate the replacement of these systems at a scale greater than our competitors as the movement toward reducing energy consumption and its environmental impact continues. We operate from more than 575 locations in the United States, Canada, Mexico and Puerto Rico, with additional market coverage on an export basis to Latin America and the Caribbean. As the industry leader, significant growth potential remains given that our current revenue run-rate is less than 10% of the estimated $35 billion marketplace in the Americas for HVAC/R products. Additional information about Watsco may be found at http://www.watsco.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, new housing starts and completions, capital spending in commercial construction, consumer spending and debt levels, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, seasonal nature of sales of Watsco’s products, the ability of the Company to expand its business, insurance coverage risks and final GAAP adjustments. Forward-looking statements speak only as of the date the statement was made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. Detailed information about these factors and additional important factors can be found in the documents that Watsco files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K.

WATSCO, INC.

Consolidated Results of Operations

(In thousands, except per share data)

(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues	$1,011,801	$883,548	$1,645,313	$1,417,887
Cost of sales	773,326	670,357	1,256,216	1,069,710

Gross profit	238,475	213,191	389,097	348,177
Gross profit margin	23.6%	24.1%	23.6%	24.6%

SG&A expenses	152,604	137,662	283,317	255,938

Operating income	85,871	75,529	105,780	92,239
Operating margin	8.5%	8.5%	6.4%	6.5%

Interest expense, net	1,350	997	2,238	1,819

Income before income taxes	84,521	74,532	103,542	90,420
Income taxes	23,620	22,260	29,148	27,026

Net income	60,901	52,272	74,394	63,394
Less: net income attributable to noncontrolling interest	21,798	16,249	26,824	19,871

Net income attributable to Watsco, Inc.	$39,103	$36,023	$47,570	$43,523

Diluted earnings per share:
Net income attributable to Watsco, Inc. shareholders	$39,103	$36,023	$47,570	$43,523
Less: distributed and undistributed earnings allocated to non-vested (restricted) common stock	2,702	2,453	3,297	2,831

Earnings allocated to Watsco, Inc. shareholders	$36,401	$33,570	$44,273	$40,692

Weighted-average Common and Class B common shares and equivalent shares used to calculate diluted earnings per share	31,783,707	30,770,295	31,309,088	30,732,533

Diluted earnings per share for Common and Class B common stock	$1.15	$1.09	$1.41	$1.32

Reconciliation of GAAP Financial Results to Non-GAAP Measures

(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Diluted earnings per share (GAAP)	$1.15	$1.09	$1.41	$1.32
Effect of acquisition-related transaction costs	—	—	$0.02	$0.01

Diluted earnings per share adjusted (Non-GAAP)	$1.15	$1.09	$1.43	$1.33

WATSCO, INC.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30,	December 31,
	2012	2011
Cash and cash equivalents	$35,207	$15,673
Accounts receivable, net	509,612	327,664
Inventories	672,434	465,349
Other	20,342	19,491

Total current assets	1,237,595	828,177

Property and equipment, net	43,440	39,455
Goodwill, intangibles, net and other	613,840	400,516

Total assets	$1,894,875	$1,268,148

Accounts payable and accrued expenses	$381,323	$203,020
Borrowings under revolving credit agreement	—	20,000
Current portion of long-term obligations	13	19

Total current liabilities	381,336	223,039

Borrowings under revolving credit agreement	235,621	—
Deferred income taxes and other liabilities	47,132	43,399

Total liabilities	664,089	266,438

Watsco’s shareholders’ equity	906,985	802,790
Noncontrolling interest	323,801	198,920

Shareholders’ equity	1,230,786	1,001,710

Total liabilities and shareholders’ equity	$1,894,875	$1,268,148

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